Exhibit A

CATALYST FUNDS

CLASS U MASTER DISTRIBUTION PLAN

AMENDMENT 1

The Class U Master Distribution Plan has been adopted with respect to the following Funds:

AmericaFirst Absolute Return Fund

AmericaFirst Income Trends Fund

Catalyst Funds

Dated as of May 25, 2010

By: ____/s/ Jerry Szilagyi ___________________________

      Jerry Szilagyi, Trustee